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PREMIER MANAGEMENT CONSULTING AGREEMENT

This exclusive agreement (the “Agreement”), dated as of November 13, 2007, will confirm the arrangement under which Genesis Capital Advisors, LLC (“Genesis”) has been engaged by Premier Power. (“Premier”), to assist the Premier in connection with a business opportunities involving Premier Power and their ownership of one or more entities including but not limited to Premier Power Renewable energy Inc. as set forth below in connection with the day to day business, future planning and growth strategy (Services as defined below).

Services. Genesis will provide Premier with consulting and other services in connection with day to day business, growth strategy, and consideration of merger, acquisition, and other opportunities. Genesis will provide these consulting Services to:

It is within Premiers sole discretion to choose to pursue any opportunities introduced by Genesis or not.

1. Cooperation.

(a) Premier shall furnish Genesis with all information and data that Genesis shall reasonably request in connection with Genesis’ activities hereunder.

(b) Genesis will be relying on information and data provided by Premier without having independently verified the accuracy or completeness of the same.

2. Limitation Upon Engagement.

(a) Genesis shall not provide any legal, accounting, regulatory or tax advice with respect to this engagement and Premier shall consult its own legal, accounting, regulatory and tax advisors to the extent it deems appropriate.

(b) Genesis is not an agent of Premier and shall not have the authority to enter into any agreement binding upon or otherwise obligating Premier to enter into an agreement unless authorized in writing by Premier. Furthermore, this Agreement does not constitute a partnership or joint venture.

(c) Premier acknowledges that they are sophisticated and experienced in transactions similar to those contemplated herein. Premier further acknowledges that Genesis will act as an independent contractor hereunder, and that Genesis’ responsibility to Premier is solely contractual in nature, and that Genesis does not owe Premier, or any other person or entity, any fiduciary or similar duty as a result of its engagement hereunder or otherwise. Genesis will not have any duty to disclose to Premier or utilize for Premiers benefit any non-public information acquired in the course of providing services to any other person or entity, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business.

(d) Genesis may assign or transfer this entire agreement or the portion or portions of this Agreement as necessary, to an affiliate, partner or other entity, as necessary to comply with laws and regulations governing a Transaction or the services herein in any state or country Company may enter into a Transaction and/or retain a FINRA Broker Dealer on behalf of Principals and their related company.

3. Compensation. The Company agrees to pay Genesis as follows:

Due Genesis for consulting services:

(a) Regarding services related to business activities that take place prior to September 10th 2008 (Initial Term) for consulting services Genesis will receive the following flat fee compensation: Two Hundred Ten Thousand ($210,000.00) US Dollars.

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4. Payments. All payments are to be made to Genesis pursuant to Section 4 shall be made as follows:

(a) In the event an escrow or other third-party is used to facilitate or govern a Transaction, (including but not limited to a court of law, law firm, accounting firm, or other entity) (“Escrow”), payment shall be made through Escrow such that Premier shall provide or cause the provision of any anticipated compensation hereunder to Escrow, and Escrow shall directly disburse said compensation to Genesis without any deduction for tax in accordance with the timing of payments provided for by this Agreement. Premier agrees to use an Escrow for a Transaction whenever possible, and agree to provide Escrow any written instructions to effectuate the payments contemplated under this Agreement. Genesis may choose to waive its right to be paid through Escrow, in which case, Genesis shall be paid in accordance with subsection (b) below. Any such waiver must be in writing to be effective.

(b) In the event an Escrow is not used, (i) payments in the form of cash shall be made by wire transfer of immediately available U.S. funds, and (ii) payments in the form of Premier stock shall be made to the brokerage account(s) designated by Genesis, without deduction for any tax in accordance with the timing of payments provided for by this Agreement.

5. Expenses. In addition to any fees that may be paid to Genesis hereunder, whether or not any Transaction occurs, upon request by Genesis, Premier will reimburse Genesis, within thirty (30) business days, for all APPROVED in writing out-of-pocket expenses incurred by Genesis in connection with its engagement.

6. Indemnification.  Premier will indemnify and hold Genesis and any of its affiliates, directors, officers, agents, employees or controlling persons (“Indemnified Parties”) harmless against any and all losses, claims, damages or liabilities, including reasonable attorneys’ fees and expenses (any of the foregoing, a “Claim”), arising from 1) Premier breaches of any part of this Agreement, 2) any act by Premier that actually causes a Claim against Genesis, or 3) any actions taken or services provided by Genesis under this Agreement, except for acts of gross negligence or intentional misconduct in performing such actions or services.  The foregoing indemnification shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Premier and the Indemnified Parties.  This indemnification provision shall survive any termination or expiration of this Agreement.

7. Termination. Genesis’ engagement hereunder will commence upon the execution of this Agreement by both parties, and will continue until September 10th; Upon the occurrence of either event the termination of this agreement requires no written notice to the other. Upon any termination of this Agreement, the Company shall promptly pay Genesis any accrued but unpaid fees hereunder, and shall reimburse Genesis for any unreimbursed expenses that are reimbursable hereunder. In the event of any termination of this Agreement, Genesis shall be entitled to the applicable fee(s) set forth in Section 3. Upon termination of this Agreement, the rights and obligations of the parties hereunder shall terminate, except for those set forth in Sections 8 and 9, 10 and 11 below.

8. Non-circumvention. Premier shall not in any manner solicit or accept any business from any contact (including, but not limited to, any acquisition target and or Financing Entity) provided by Genesis (including, but not limited to, any contact provided prior to the execution of this Agreement) or engage in any transaction with any such contact for thirty-six (36) months following the termination or expiration of this Agreement, without the prior written consent of Genesis.

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9. Confidentiality. Genesis and Premier agree during the term of this Agreement and thereafter to take all steps reasonably necessary to hold in trust and confidence information which they know or have reason to know is considered confidential by Genesis or Premier except as necessitated by law, or used in any manner contrary to the disclosing party's best interest.

10. Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of California, without giving effect to the principles of conflict of laws thereof.

11. Announcements. Premier agrees that Genesis may place an announcement in such newspapers, electronic media and periodicals as it may choose, stating Genesis’ role and other material terms of the engagement. Genesis shall be entitled to use the Company’s name and logo in connection therewith. Premier agrees that any press release it may issue announcing an activity involving Genesis, at Genesis’ request, contain a reference to Genesis’ role in the activity.

12. Notices. All notices, consents and other communications required by the terms of this Agreement, including any change of address, shall be in writing and sent to the parties at the addresses specified below. Any such notice shall be deemed to have been given three (3) days after mailing or when received if sent by hand, facsimile or air courier.
Premier Power Renewable Energy,	.Genesis Capital Advisors, LLC
4961 Windplay Dr., Suite 100	15760 Ventura Blvd., Suite1550
El Dorado Hills, CA 95762	Encino, CA 91436
Facsimile (916) 939-0490	Facsimile (818) 528-3445
Attn: Dean Marks	Attn: Charlie Gilreath

13. Headings. Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

14. Conflict: Premier acknowledges there is a similar agreement in place with Premier Power Renewable Energy for similar services, and hereby wave any conflict of interest claims.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understandings, both oral and written, of the parties. This Agreement may not be amended or modified except by an agreement in writing, executed by the parties hereto.

16. Severability. If one or more provisions of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, such provision or the illegal, invalid or unenforceable portion thereof shall be deemed severed from this Agreement and all other portions of this Agreement shall be considered valid and remain in effect.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmission of the Agreement shall constitute one acceptable method to provide notice of acceptance between the parties.

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18. Waiver. The failure of any party to exercise a right under this Agreement or insist on the performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of that right or future compliance therewith. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such waiving party.

19. Binding. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Premier Power Renewable Energy, Inc.	Genesis Capital Advisors, LLC

By:	By:
Dean Marks	Charlie Gilreath
President	Managing Member